Exhibit 99.1

Scripps reports second-quarter 2017 results

For immediate release
August 3, 2017

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the second quarter of 2017.

For the quarter, net income was $8.5 million or 10 cents per share. Unusual items added 2 cents per share. In the prior-year quarter, net income was $11.5 million or 14 cents per share. The 2017 quarter includes a $2.4 million non-cash charge to interest expense to write off deferred costs associated with our refinancing and $5.1 million of other income, primarily from the sale of our newspaper syndication business.

For the quarter, total revenue was $232 million compared to $228 million in second-quarter 2016.

Business highlights

•
The company announced on Aug. 1 plans to acquire the Katz networks - four fast-growing, audience-targeted broadcast networks, for $302 million. Because Scripps was already a 5 percent owner in a portion of the business, the net purchase price is $292 million. Each network reaches more than 80 percent of U.S. television households and provides national advertising scale. The deal is expected to close Oct. 2.

•
In June, the company exited the newspaper syndication business in a deal worth about $3 million with longtime partner Universal Uclick. Scripps sold the newspaper syndication rights for some popular comic strips and assigned other syndication rights to Universal Uclick for the comics in which Scripps owns the copyrights, including “Big Nate,” “Marmaduke” and “Nancy.”

•
Retransmission revenue increased 24 percent to $66 million in the second quarter. For the year, retransmission revenue is expected to increase 20 percent and become about 35 percent of television division revenue.

•	Digital revenue grew 27 percent in the second quarter, driven by growth at our industry-leading podcast company, Midroll, and our next-generation national news network, Newsy.

•
In April, the company closed an offering of $400 million of new senior unsecured notes maturing in 2025. The notes have a coupon rate of 5.125 percent. Proceeds from the offering were used to repay a term loan, to pay related fees, and for general corporate purposes. Since this is a refinancing, the company did not significantly increase the total amount of debt outstanding.

Commenting on the second-quarter results, Scripps Chairman, President and CEO Rich Boehne said:

“The acquisition of the four Katz networks provides Scripps with a new platform for national advertising. This young, fast-growing company has built four broadcast networks - Bounce, Grit, Escape and Laff - that each target an audience demographic desirable to advertisers seeking national scale.

“Company founder Jonathan Katz is a creative and forward-looking entrepreneur who six years ago saw the opportunity for focused networks distributed over the air that could serve viewers in tandem with emerging over-the-top services.

“At the same time as we looked ahead to new ways of engaging television viewers, we said goodbye to our last ties to the newspaper business. For more than 100 years, newspaper comics were an important and valuable part of our company. Scripps brought many iconic strips to kitchen tables around the world. Although very small in recent years, the comics syndication business served us well for many years.

“In our largest business, broadcast television, we are anticipating the launch of our newest original program, Pickler & Ben, on Sept. 18. We partnered with country music star Faith Hill to produce the show, starring country singer Kellie Pickler and New York journalist Ben Aaron in a daily talk-show program. We have had good success with our original programming strategy, with RightThisMinute in its seventh season and The List in national syndication. This is another show that helps us build value, save money on syndicated costs and garner more advertising revenue.

“In our digital division, our next-generation national news network Newsy saw a 25 percent increase in views on the over-the-top platform, where it is distributed across all the major services. And our podcast company Midroll added several dozen new shows to its distribution and ad sales network, including the acclaimed podcast Welcome to Night Vale and the owned and operated show LeVar Burton Reads. Midroll now owns or represents more than 300 podcasts to a growing range of high-quality advertisers.”

Second-quarter operating results
Revenue was up 2 percent to $232 million compared to the second quarter of 2016.

Costs and expenses for segments, shared services and corporate were $196 million, up from $186 million in the year-ago period, primarily driven by higher network programming fees as well as increased costs in our digital businesses.

Second-quarter results by segment compared to prior-period amounts were:

Television
In the second quarter of 2017, revenue from our television group was $193 million, up about 1 percent compared to the prior-year quarter. Retransmission revenue increased $12.6 million, and political advertising revenue declined $5.9 million in the second quarter of 2017.

Advertising revenue broken down by category was:

•	Local, down 3.8 percent to $85 million

•	National, down 5.8 percent to $36 million

•	Political, $2.5 million, compared to $8.4 million in 2016

Core local and national advertising revenue was down 4.4 percent in the second quarter, and retransmission revenue was up 23.6 percent to $66.1 million.

Total segment expenses increased 3.7 percent to $144 million, driven by increases in programming fees tied to our network affiliation agreements.

Second-quarter segment profit was $49.8 million, compared to $53.3 million in the year-ago quarter.

Radio
Radio revenue was $17.2 million, down from $18.2 million in the 2016 quarter. Expenses were flat year-over-year.

Segment profit in the radio division was $2.9 million in the second quarter, down from $3.9 million in the 2016 quarter.

Digital
Digital revenue was $19.3 million, up 27.2 percent from the prior period.

Expenses for the digital group were $23.5 million, an increase of $3.6 million from the prior-year period.

Segment loss in the digital division was $4.2 million in the second quarter, compared to $4.7 million in the 2016 quarter.

Financial condition
On June 30, cash and cash equivalents totaled $150 million while total debt was $405 million.

From Jan. 1 through July 31, we repurchased about 400,000 shares at an average price of $19.20. In November 2016, our board of directors authorized a $100 million share repurchase program that expires at the end of 2018.

Year-to-date results
The following comparisons are to the year-to-date period ending June 30, 2017.

In 2017, revenue was $443 million compared to revenue of $437 million in 2016. Retransmission revenue increased $25 million. Political advertising was $3.5 million in 2017 compared to $17.7 million in 2016.

Costs and expenses for segments, shared services and corporate were $391 million, an increase of $22 million, primarily driven by higher network programming fees as well as increased costs in our digital businesses.

Net income was $6.6 million or 8 cents per share. In the prior-year, net income was $16.4 million or 19 cents per share. The 2017 quarter includes a $2.4 million non-cash charge to interest expense to write off deferred costs associated with our refinancing and $5.1 million of other income, primarily from the sale of our newspaper syndication business.

Looking ahead
Comparisons are to the same periods of 2016.

Third-quarter 2017

Television revenue        Down high single digits
Television expense        Up mid-single digits
Radio revenue        Down mid-single digits
Radio expense        Flat
Digital revenue        Up high 20 percent range
Digital expense        Up high teens
Shared services and         $12 million
corporate

In addition, we expect interest expense to be $5.6 million in the third quarter. For the fourth quarter, assuming an Oct. 2 close, the four Katz broadcast networks are expected to add about $38 million of revenue, $33 million of operating expense, $3 million of non-cash depreciation and amortization expense and $2 million of interest expense to company results.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit http://www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1085 (U.S.) or (612) 332-0226 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Aug. 3 until 11:59 p.m. Aug. 17. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 426610.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://www.scripps.com approximately four hours after the call, click on "investors" then "investor information," and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and next-generation national news network Newsy. Scripps also produces television shows including “The List” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, Valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2017	2016	2017	2016

Operating revenues	$231,820	$227,817	$442,821	$437,315
Segment, shared services and corporate expenses	(196,054)	(186,250)	(390,755)	(368,450)
Acquisition and related integration costs	—	—	—	(578)
Depreciation and amortization	(14,649)	(14,786)	(29,373)	(29,197)
(Losses) gains, net on disposal of property and equipment	(224)	(22)	(311)	(18)
Operating expenses	(210,927)	(201,058)	(420,439)	(398,243)
Operating income	20,893	26,759	22,382	39,072
Interest expense	(8,248)	(4,432)	(12,443)	(9,011)
Defined benefit pension plan expense	(3,467)	(3,449)	(6,934)	(6,899)
Miscellaneous, net	5,103	(458)	4,224	(649)
Income from operations before income taxes	14,281	18,420	7,229	22,513
Provision for income taxes	(5,736)	(6,932)	(623)	(6,137)
Net income	$8,545	$11,488	$6,606	$16,376

Net income per basic share of common stock	$0.10	$0.14	$0.08	$0.19

Weighted average basic shares outstanding	82,302	83,773	82,191	83,869
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes fifteen ABC affiliates, five NBC affiliates, two FOX affiliates and two CBS affiliates. We also have three MyTV affiliates, one CW affiliate, one independent station and three Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households based on audience reach. Television stations earn revenue primarily from the sale of advertising time to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers.
Our radio segment consists of thirty-four radio stations in eight markets. We operate twenty-eight FM stations and six AM stations. Our radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of our national digital businesses of Midroll, a podcast industry leader, Newsy, an over-the-top ("OTT") video news service and Cracked, a multi-platform humor and satire brand. Our digital operations earn revenue primarily through the sale of advertising, marketing services and agency commissions.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Television	$193,304	$191,745	0.8%	$373,102	$371,649	0.4%
Radio	17,246	18,183	(5.2)%	31,242	32,786	(4.7)%
Digital	19,349	15,207	27.2%	34,706	27,533	26.1%
Other	1,921	2,682	(28.4)%	3,771	5,347	(29.5)%
Total operating revenues	$231,820	$227,817	1.8%	$442,821	$437,315	1.3%

Segment profit (loss):
Television	$49,785	$53,298	(6.6)%	$84,500	$94,985	(11.0)%
Radio	2,909	3,903	(25.5)%	4,517	6,046	(25.3)%
Digital	(4,199)	(4,715)	(10.9)%	(10,376)	(7,848)	32.2%
Other	(1,763)	(1,045)	68.7%	(1,445)	(152)	850.7%
Shared services and corporate	(10,966)	(9,874)	11.1%	(25,130)	(24,166)	4.0%
Acquisition and related integration costs	—	—		—	(578)
Depreciation and amortization	(14,649)	(14,786)		(29,373)	(29,197)
(Losses) gains, net on disposal of property and equipment	(224)	(22)		(311)	(18)
Interest expense	(8,248)	(4,432)		(12,443)	(9,011)
Defined benefit pension plans	(3,467)	(3,449)		(6,934)	(6,899)
Miscellaneous, net	5,103	(458)		4,224	(649)
Income from operations before income taxes	$14,281	$18,420		$7,229	$22,513

Operating results for our television segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Local	$85,432	$88,812	(3.8)%	$163,003	$169,069	(3.6)%
National	35,708	37,904	(5.8)%	66,724	71,349	(6.5)%
Political	2,525	8,449	(70.1)%	3,566	17,709	(79.9)%
Retransmission	66,059	53,433	23.6%	132,270	107,047	23.6%
Other	3,580	3,147	13.8%	7,539	6,475	16.4%
Total operating revenues	193,304	191,745	0.8%	373,102	371,649	0.4%
Segment costs and expenses:
Employee compensation and benefits	64,755	63,593	1.8%	131,642	129,360	1.8%
Programs and program licenses	44,835	40,573	10.5%	89,983	80,052	12.4%
Other expenses	33,929	34,281	(1.0)%	66,977	67,252	(0.4)%
Total costs and expenses	143,519	138,447	3.7%	288,602	276,664	4.3%
Segment profit	$49,785	$53,298	(6.6)%	$84,500	$94,985	(11.0)%
Operating results for our radio segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Advertising	$16,551	$17,568	(5.8)%	$30,011	$31,690	(5.3)%
Other	695	615	13.0%	1,231	1,096	12.3%
Total operating revenues	17,246	18,183	(5.2)%	31,242	32,786	(4.7)%
Segment costs and expenses:
Employee compensation and benefits	7,168	7,059	1.5%	14,546	14,350	1.4%
Programs	3,006	2,930	2.6%	4,229	4,019	5.2%
Other expenses	4,163	4,291	(3.0)%	7,950	8,371	(5.0)%
Total costs and expenses	14,337	14,280	0.4%	26,725	26,740	(0.1)%
Segment profit	$2,909	$3,903	(25.5)%	$4,517	$6,046	(25.3)%
Operating results for our digital segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Total operating revenues	$19,349	$15,207	27.2%	$34,706	$27,533	26.1%
Segment costs and expenses:
Employee compensation and benefits	13,043	11,757	10.9%	26,355	21,634	21.8%
Other expenses	10,505	8,165	28.7%	18,727	13,747	36.2%
Total costs and expenses	23,548	19,922	18.2%	45,082	35,381	27.4%
Segment loss	$(4,199)	$(4,715)	(10.9)%	$(10,376)	$(7,848)	32.2%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2017	As of December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$149,649	$134,352
Other current assets	230,408	211,543
Total current assets	380,057	345,895
Investments	13,520	14,221
Property and equipment	252,044	260,731
Goodwill	616,780	616,780
Other intangible assets	456,666	467,896
Deferred income taxes	9,538	9,075
Miscellaneous	12,776	13,775
TOTAL ASSETS	$1,741,381	$1,728,373

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$25,701	$26,670
Customer deposits and unearned revenue	4,789	7,122
Current portion of long-term debt	2,656	6,571
Accrued expenses and other current liabilities	65,881	63,768
Total current liabilities	99,027	104,131
Long-term debt (less current portion)	395,599	386,614
Other liabilities (less current portion)	289,206	291,693
Total equity	957,549	945,935
TOTAL LIABILITIES AND EQUITY	$1,741,381	$1,728,373

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016

Numerator (for basic and diluted earnings per share)
Net income	$8,545	$11,488	$6,606	$16,376
Less income allocated to RSUs	(116)	(159)	(96)	(203)
Numerator for basic and diluted earnings per share	$8,429	$11,329	$6,510	$16,173
Denominator
Basic weighted-average shares outstanding	82,302	83,773	82,191	83,869
Effective of dilutive securities:
Stock options held by employees and directors	163	278	198	315
Diluted weighted-average shares outstanding	82,465	84,051	82,389	84,184